Exhibit 2.1

Agreement and Plan of Merger

Between

MyMD Pharmaceuticals, Inc.,
a New Jersey Corporation

and

MyMD Pharmaceuticals, Inc.,
a Delaware Corporation

This Agreement and Plan of Merger (the “Agreement”), dated as of March 4, 2024, is made by and between MyMD Pharmaceuticals, Inc., a New Jersey corporation (the “Company”), and MyMD Pharmaceuticals, Inc. (d/b/a MyMD Sub, Inc.), a Delaware corporation and a wholly owned subsidiary of the Company (“Newco”).

In consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the General Corporation Law of Delaware (the “DGCL”) and the New Jersey Business Corporation Act (the “BCA”), the parties hereto have agreed and covenanted, and do hereby agree and covenant, as follows:

1.	Terms And Conditions Of Merger; Effective Time

1.1.	Terms and Conditions of Merger

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), the Company shall be merged with and into Newco whereupon the separate existence of the Company shall cease (the “Reincorporation Merger”). Newco shall be the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware. The Reincorporation Merger shall have the effects specified in the DGCL and in the BCA, and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company and shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

1.2.	Effective Time

The date and hour on which the Reincorporation Merger occurs and becomes effective is hereinafter referred to as the “Effective Time.” The Reincorporation Merger shall be effective at the time specified in the Certificate of Ownership and Merger of Newco to be filed with the Secretary of State of the State of Delaware pursuant to Section 253 of the DGCL and in the Certificate of Merger/Consolidation to be filed with the Secretary of State of the State of New Jersey pursuant to Section 14A:10-5.1 of the BCA, which shall take place as soon as practicable following the approval and/or adoption, as applicable, of this Agreement by the stockholder and directors of Newco and the requisite stockholders and the directors of the Company in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended.

2.	Charter and Bylaws of the Surviving Corporation

2.1.	The Certificate of Incorporation

The certificate of incorporation of Newco in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

2.2.	The Bylaws

The bylaws of Newco in effect at the Effective Time shall be the bylaws of the Surviving Corporation, until amended in accordance with the provisions provided therein or applicable law.

3.	Officers and Directors of the Surviving Corporation

3.1.	Officers

The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

3.2.	Directors

The directors of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

4.	Stock and Stock Certificates

4.1.	Effect of Reincorporation Merger on Common Stock and Preferred Stock

At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, Newco or the stockholders of the Company:

a.	Each share of common stock of the Company (the “Company Common Stock”) outstanding immediately prior to the Effective Time shall be automatically converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of common stock of Newco (the “Newco Common Stock”), and all Company Common Stock shall be automatically cancelled and retired and shall cease to exist.

b.	Each share of Series C Convertible Preferred Stock of the Company (the “Company Series C Preferred Stock”) outstanding immediately prior to the Effective Time shall be automatically converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of Series C Convertible Preferred Stock of Newco (the “Newco Series C Preferred Stock”), and all Company Series C Preferred Stock shall be automatically cancelled and retired and shall cease to exist.

c.	Each share of Series D Convertible Preferred Stock of the Company (the “Company Series D Preferred Stock”) outstanding immediately prior to the Effective Time shall be automatically converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of Series D Convertible Preferred Stock of Newco (the “Newco Series D Preferred Stock”), and all Company Series D Preferred Stock shall be automatically cancelled and retired and shall cease to exist.

d.	Each share of Series F Convertible Preferred Stock of the Company (the “Company Series F Preferred Stock”) outstanding immediately prior to the Effective Time shall be automatically converted (without the surrender of stock certificates or any other action) into one fully paid and non-assessable share of Series F Convertible Preferred Stock of Newco (the “Newco Series F Preferred Stock”), and all Company Series F Preferred Stock shall be automatically cancelled and retired and shall cease to exist.

e.	Each option, warrant, restricted stock unit, or other security convertible into common stock or preferred stock of the Company issued and outstanding immediately prior to the Effective Time shall be automatically (i) converted into an identical security of Newco (including, without limitation, the same exercise price, vesting conditions and expiration date) and (ii) immediately following the Effective Time, shall represent the right to acquire the number of shares of Newco Common Stock or Newco Series C Preferred Stock, as applicable, that is equal to the number of shares of Company Common Stock or Company Series C Preferred Stock, as applicable, acquirable upon the exercise of such option, warrant or restricted stock unit immediately prior to the Effective Time. The same number of shares of Newco Common Stock and Newco Series C Preferred Stock shall be reserved for purposes of the exercise of such option, warrant, restricted stock unit, or other security convertible into common stock or preferred stock of the Company as is equal to the number of shares of Company Common Stock or Company Series C Preferred Stock, as applicable, so reserved immediately prior to the Effective Time.

f.	Each share of Newco Common Stock owned by the Company shall no longer be outstanding and shall be cancelled and retired and shall cease to exist.

4.2.	Certificates

At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of common stock, preferred stock, options, warrants, or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent the respective Newco Common Stock, preferred stock, options, warrants, or other securities, as the case may be, into which the shares of common stock, preferred stock, options, warrants or other securities of the Company represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Newco Common Stock, preferred stock, options, warrants, or other securities of Newco, as the case may be, evidenced by such outstanding certificate, as above provided.

5.	Conditions

The respective obligations of each party hereto to effect the Reincorporation Merger are subject to the receipt by the Company of approval of the requisite holders of its shares required to approve this Agreement and the transactions contemplated hereby pursuant to Section 14A:10-5.1 of the BCA.

6.	Termination

This Agreement may be terminated, and the Reincorporation Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company, if the Board of Directors of the Company determines for any reason, in its sole judgment and discretion, that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or Newco, or any of their respective stockholders, directors or officers.

7.	Miscellaneous and General

7.1.	Modification or Amendment

Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the approval of this Agreement by the requisite stockholders of the Company shall not (i) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Company Common Stock or preferred stock or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the Company or the holders of Company Common Stock or preferred stock.

7.2.	Counterparts

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.3.	Governing Law

This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof.

7.4.	Entire Agreement

This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.5.	No Third Party Beneficiaries

This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6.	Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.7.	Headings

The headings therein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

***

[Signature page follows.]

In witness whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MyMD Pharmaceuticals, Inc.,		MyMD Pharmaceuticals, Inc.
a New Jersey corporation		(d/b/a MyMD Sub, Inc.),
a Delaware corporation

By:	/s/ Christopher Chapman, M.D.	By:	/s/ Christopher Chapman, M.D.
Name:	Christopher Chapman, M.D.	Name:	Christopher Chapman, M.D.
Title:	President and Chief Medical Officer	Title:	President and Chief Medical Officer